Exhibit 10.29

AMENDMENT

TO THE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement is made as of December 5, 2008 by and between FGX International Inc., a Delaware corporation (the “Company”) and Steven Crellin, a resident of the Commonwealth of Massachusetts (the “Employee”).

WHEREAS, the Company and the Employee are parties to a certain amended and restated Employment Agreement dated as of February 18, 2008 (the “Agreement”);

WHEREAS, pursuant to and in accordance with Section 22 of the Agreement, the Company and the Employee desire to amend the Agreement to, among other things, comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

NOW THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.             Section 9(e) shall be amended in its entirety to read as follows:

“(e)         Resignation for Good Reason.  Notwithstanding anything to the contrary within this Agreement, if the Company substantially changes the terms and conditions of Employee’s employment by either (i) unilaterally materially reducing his Base Salary or (ii) materially reducing or materially adversely changing his job responsibilities without his consent, then Employee shall have the right to terminate his employment with the Company for “Good Reason.”  Prior to doing so, the Employee shall be required to provide notice to the Company in writing, within ninety (90) days following the initial existence of the purposed Good Reason condition, of the specific circumstances which the Employee contends justify his resignation for “Good Reason,” and the Company shall have thirty (30) business days in which to cure such changes which led to the Employee’s determination to that he had the right to resign for “Good Reason.”  The Employee’s resignation for Good Reason shall occur within two years following the initial existence of the purported Good Reason condition  If the Employee resigns for “Good Reason,” he shall be entitled to the severance benefits as if he had been terminated without cause as described in subsection (g) below.”

2.             Section 9(g) shall be amended to add the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, each severance payment shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.”

3.             Section 17 shall be amended by deleting the word “disability” therefrom.

4.             Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FGX INTERNATIONAL INC.

By:	/s/ Alec Taylor
Title: Alec Taylor, CEO

EMPLOYEE

By:	/s/ Steven Crellin